EXHIBIT 11

                  MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (1)
              For The Years Ended December 31, 1998, 1997 and 1996


                                                 1998        1997        1996
                                           (In thousands, except per share data)
BASIC EARNINGS PER SHARE
Average common shares outstanding               112,135     116,332    117,787
                                               ========    ========   ========
Net income                                     $385,465    $323,750   $257,991
                                               ========    ========   ========
Net income per share                           $   3.44    $   2.78   $   2.19
                                               ========    ========   ========
DILUTED EARNINGS PER SHARE
Adjusted shares outstanding:
   Average common shares outstanding            112,135     116,332    117,787
   Net shares to be issued upon exercise of
       common stock equivalents                   1,447       1,592      1,259
                                               --------    --------   --------
   Adjusted shares outstanding                  113,582     117,924    119,046
                                               ========    ========   ========
Net income                                     $385,465    $323,750   $257,991
                                               ========    ========   ========
Net income per share                           $   3.39    $   2.75   $   2.17
                                               ========    ========   ========


(1) Per  Statement of Financial  Accounting  Standards  No. 128,  "Earnings  Per
Share".